EX-10(v)

AMENDMENT NO. TWO TO THE NORTH VALLEY BANCORP

                       1989 Director Stock Option Plan




            Pursuant to Section 9 of the North Valley Bancorp 1989 Director Stock Option Plan (the "Plan"), the Board of Directors of North Valley Bancorp (the "Corporation") amends the Plan, subject to the approval of the Corporation's shareholders, as follows:

            Effective as of January 1, 1998, Section 4 of the Plan shall be amended by the addition of the following at the end thereof:

         Effective as of January 1, 1998, the number of Shares available for grant under the Plan shall equal the number of Shares to be issued upon the exercise of options granted under the Plan.






                                       76